UNITED STATES SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): February 9, 2015

IVANHOE ENERGY INC.

(Exact name of registrant as specified in its charter)

Yukon, Canada	000-30586	98-0372413

(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(I.R.S. Employer Identification Number)

Suite 654 – 999 Canada Place
Vancouver, BC, Canada	V6C 3E1

(Address of Principal Executive Office)	(Zip Code)

(604) 688-8323

(Registrant’s telephone number, including area code)

Not Applicable

(Former Name or Former Address, If Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14A-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 2.04 Triggering Events That Accelerate or Increase a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement.

As previously reported on Item 8.01 Form 8-Ks filed with the Securities and Exchange Commission by Ivanhoe Energy Inc. (the “Company”) on December 12, 2014 and January 29, 2015, the Company issued a press release announcing that it did not expect to make the cash interest payment of approximately C$2.1 million / US$1.8 million which was due on December 31, 2014 in respect of its outstanding 5.75% convertible unsecured subordinated debentures (the “5.75% Debentures”). Under the indenture governing the 5.75% Debentures (the “Indenture”), a failure to make an interest payment is subject to a 30 day grace period.

The Company has received a notice, dated February 9, 2015, from The Bank of New York Mellon, as trustee (the “Trustee”) under the Indenture, notifying the Company that an Event of Default has occurred by reason of the Company not paying the interest due on the 5.75% Debentures on December 31, 2014 and the expiration of the 30 day grace period for paying the interest payment.

The aggregate principal amount of 5.75% Debentures outstanding under the Indenture is C$73.3 million, plus accrued and unpaid interest of approximately C$2.1 million / US$1.8 million. The notice demanded that the Company immediately pay the interest payment.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report on Form 8-K to be signed on its behalf by the undersigned, thereunto duly authorized.

Dated:  February 13, 2015

IVANHOE ENERGY INC.
By:	/s/ William Parry
Name: William Parry Title: Senior Vice President and General Counsel